Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:

(1)
Registration Statement (Form S-3 ASR No. 333-268392) pertaining to Hologic, Inc.’s shelf registration statement for common stock, preferred stock, debt securities, rights, warrants, purchase contracts, units or any combination of the foregoing, and

(2)
Registration Statements (Form S-8 Nos. 333-271581, 333-150796, 333-181126, 333-188468, 333-210968, 333-224613) pertaining to the equity incentive plans and employee stock purchase plan of Hologic, Inc.;

of our reports dated November 27, 2024, with respect to the consolidated financial statements of Hologic, Inc. and the effectiveness of internal control over financial reporting of Hologic, Inc. included in this Annual Report (Form 10-K) of Hologic, Inc. for the year ended September 28, 2024.

/s/ Ernst & Young LLP

Boston, Massachusetts
November 27, 2024